Receipt for Share Certificate No:

....

Name of Company

Received this .... day of .... 20........

Certificate covering ....

Shares in the Company numbered as on the face thereof.

.... Signature of Shareholder

CYTOMED THERAPEUTICS LIMITED

(Company Registration No: 201808327H)

(Incorporated in the Republic of Singapore under the Companies Act. Cap. 50)

Registered Office : 1 COMMONWEALTH LANE #08-22
SINGAPORE 149544

Certificate No.

No. of Shares

This is to Certify that

is the Registered Holder(s) of ....

ordinary shares, fully paid in CYTOMED THERAPEUTICS LIMITED

subject to the Constitution of the Company.

Given under the Common Seal of the Company on

....

Director

....

Director/Secretary

Note : No transfer of any portion of the shares comprised in this Certificate will be registered unless accompanied by this Certificate